Exhibit 99.1

Progress Energy provides 2007 core ongoing earnings guidance

RALEIGH, N.C. (Jan. 17, 2007) - Progress Energy [NYSE: PGN] today announced it expects 2007 core ongoing earnings to be between $2.70 and $2.90 per share.

“Based on our 2007 business plan, we have set a core business ongoing earnings target of $2.70 to $2.90 per share,” said Bob McGehee, chairman and CEO of Progress Energy. “Our continued restructuring efforts and growth in our regulated utilities are expected to produce ongoing earnings growth in 2007 and 2008 that is substantially greater than the 3 to 5 percent that we previously targeted from our core businesses. Furthermore, we continue to expect to achieve our dividend payout ratio of approximately 80 percent of core ongoing earnings in 2008.”

The 2007 core ongoing earnings guidance excludes any impacts from the CVO mark-to-market adjustment, potential impairments, coal and synthetic fuel operations and discontinued operations of other businesses. Progress Energy is not able to provide a corresponding GAAP equivalent for the 2007 earnings guidance figures due to the uncertain nature and amount of these adjustments.

In an upcoming earnings conference call the company will provide additional discussion of 2007 and 2008 earnings growth prospects, and will provide 2006 earnings results. Investors, media and the public may listen to this conference call on Feb. 14 at 10 a.m. by dialing 913-312-1293, confirmation code 9141076. If you encounter problems, please contact Amy Finelli at 919-546-2233.

A webcast of the live conference call will be available at www.progress-energy.com. The webcast will be available in Windows Media format. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time. A playback of the call will be available from 1 p.m. ET Feb. 14 through midnight Feb. 28. To listen to the recorded call, dial 719-457-0820 and enter confirmation code 9141076.

Members of the media are invited to listen to the conference call Feb. 14 and then participate in a media-only question-and-answer session with Progress Energy’s Chief Financial Officer Peter Scott starting at 11 a.m. ET. To participate in this session, please dial 913-981-5547, confirmation code 5055414.

Progress Energy, headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 23,000 megawatts of generation capacity and $10 billion in annual revenues. The company's holdings include two electric utilities serving approximately 3.1 million customers in North Carolina, South Carolina and Florida. Progress Energy also includes energy marketing and other nonregulated operations. Progress Energy is the 2006 recipient of the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence. Progress Energy was the 2005 recipient of the prestigious J.D. Power and Associates Founder’s Award for dedication, commitment and sustained improvement in customer service. For more information about Progress Energy, visit the company's Web site at http://www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed in this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following: the impact of fluid and complex laws and regulations, including those relating to the environment and the Energy Policy Act of 2005; the financial resources and capital needed to comply with environmental laws and our ability to recover eligible costs under cost recovery clauses; deregulation or restructuring in the electric industry that may result in increased competition and unrecovered or stranded costs; weather conditions that directly influence the production, delivery and demand for electricity; the ability to recover through the regulatory process costs associated with future significant weather events; recurring seasonal fluctuations in demand for electricity; fluctuations in the price of energy commodities and purchased power; economic fluctuations and the corresponding impact on our commercial and industrial customers; the ability of our subsidiaries to pay upstream dividends or distributions to the Parent; the impact on our facilities and businesses from a terrorist attack; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the anticipated future need for additional baseload generation in our regulated service territories and the accompanying regulatory and financial risks; the ability to successfully access capital markets on favorable terms; the ability to maintain our current credit ratings and the impact on our financial condition and ability to meet our cash and other financial obligations in the event our credit ratings are downgraded below investment grade; the impact that increases in leverage may have on us; the impact of derivative contracts used in the normal course of business; the investment performance of our pension and benefit plans; our ability to control costs, including pension and benefit expense, and achieve our cost-management targets for 2007; our ability to use Internal Revenue Code Section 29/45K (Section 29/45K) tax credits related to our coal-based solid synthetic fuel businesses; the impact that future crude oil prices may have on the value of our Section 29/45K tax credits; our ability to manage the risks involved with the operation of nonregulated plants, including dependence on third parties and related counter-party risks; the results of our consideration of alternative business strategies for our competitive commercial operations business, our ability to execute any alternative business strategies, and potential resulting charges to earnings; the ability to manage the risks associated with our energy marketing operations, including potential impairment charges caused by adverse changes in market or business conditions; the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and unanticipated changes in operating expenses and capital expenditures.

These and other risk factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (SEC). All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the effect of each such factor on us.

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Contacts: Corporate Communications - (919) 546-6189 or toll-free (877) 641-NEWS (6397)